EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-82820, 33-82928, 33-84394, and 333-54102) of Eagle Materials Inc. of our reports dated June 10, 2005, with respect to the consolidated financial statements of Eagle Materials Inc., Eagle Materials Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eagle Materials Inc., included in the Annual Report (Form 10-K) for the year ended March 31, 2005.

Dallas, Texas
June 10, 2005